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                            EMPLOYMENT AGREEMENT


         This Employment Agreement (this "AGREEMENT") is made and entered as of the 5th day of August, 1996, by and between Equity Marketing, Inc., a Delaware corporation (the "COMPANY"), and Al Ovadia ("EMPLOYEE").

1.       ENGAGEMENT AND DUTIES.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Employee as an officer of the Company, with the title and designation "Senior Vice President." Employee hereby accepts such engagement and employment.

         (b) Provided that the Company has not previously notified Employee that he is in breach of this Agreement (unless such breach shall have been cured and corrected to the satisfaction of the Company), from and after August 5, 1997 Employee's title and designation shall be "Executive Vice President" in lieu of "Senior Vice President."

         (c) Employee's duties and responsibilities shall be to manage and supervise, with income statement responsibility for, the Company's worldwide promotions business. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board or a Responsible Officer (as defined below) shall, in his or their sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's position as Senior or Executive Vice President.

(d) Employee agrees to devote all of his business time, energy and efforts to the


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business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company's business interests. For so long as Employee is employed by the Company, or for so long as Employee is receiving severance under Section 5(c) of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement or duly requested by a Responsible Officer or the Board, the Company expressly acknowledges that Employee may:

                 (i) make and manage personal business investments of Employee's choice without consulting the Board; and

                 (ii) serve in any capacity with any civic, educational, charitable or trade organization with the prior approval of a Responsible Officer, which approval will not be unreasonably withheld.

2. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         "BOARD" shall mean the Board of Directors of the Company.





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         "COMPANY GROUP" shall mean the Company and each Person which the
Company directly or indirectly Controls.

         "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

         "EMPLOYMENT COMMENCEMENT DATE" shall mean August 5, 1996.

         "EMPLOYMENT TERM" shall mean August 5, 1996 through December 31, 1998.

         "FOR CAUSE" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

                 (a) Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 8 or 9 of this Agreement, which cannot be cured and for which the Employee shall have no opportunity to cure); or

                 (b) In the reasonable judgment of a Responsible Officer or the Board, Employee is grossly negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust; or

                 (c) Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, crime involving moral turpitude, or felony under federal or applicable state law;

                 (d) Employee commits any act or acts of personal conduct that, in the reasonable opinion of a Responsible Officer or the Board, gives rise to a material risk of liability under





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federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

                 (e) Employee commits continued and repeated substantive violations of specific directions of a Responsible Officer or the Board, which directions are consistent with this Agreement and Employee's position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed For Cause under this subsection (e) unless Employee first receives written notice from the Company advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

                 (f) Employee made any material misrepresentation or omission regarding his employment history, education or experience in connection with his negotiations to become an employee of the Company.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

         "RELOCATION EXPENSES" shall mean the following expenses in connection with the relocation of Employee and his family from New Caanan, Connecticut to Los Angeles, California: (a) two round trip airline tickets (business class) from New Caanan to Los Angeles, for two adults and two children to be booked by the Company for travel dates designated by Employee; (b) up to two additional round trip airline tickets (business class) from New Caanan to





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Los Angeles for two adults to be booked by the Company for travel dates to be designated by Employee; (c) reasonable hotel accommodations during Employee's relocation visits to Los Angeles to be booked by the Company; (d) reasonable expenses (including appropriate insurance coverage) associated with moving Employee's clothing, furnishings and two automobiles to Los Angeles; (e) reasonable expenses (including appropriate insurance coverage) associated with storage of Employee's furnishings and/or clothing prior to moving into a permanent residence in Los Angeles; (f) reasonable expenses associated with renting two automobiles in Los Angeles until Employee's automobiles arrive in Los Angeles; (g) closing costs associated with the sale of Employee's residence in New Caanan including, without limitation, a real estate brokerage commission (not to exceed 6% of the sale price), plus reasonable attorneys' fees; (h) closing costs associated with the purchase of a residence in Los Angeles, California (including loan fees up to a maximum of two points of the principal amount of the loan), reasonable attorneys' fees in connection with negotiation of a real estate purchase contract and the closing, but not including any real estate brokerage fees (which are customarily paid by the seller); and (i) reasonable expenses associated with up to six months' temporary housing prior to moving into a permanent residence in Los Angeles.

         "RESPONSIBLE OFFICER" shall mean one or more officers of the Company designated by the Board with titles senior to the title held by Employee, or if no such officer shall have been so designated, the Board.

3.       COMPENSATION; EMPLOYEE BENEFIT PLANS.

        (a)     Signing Bonus.  Within five business days following the date
Employee





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commences his employment pursuant to this Agreement, the Company shall pay to
Employee a signing bonus of $125,000 (the "SIGNING BONUS").

         (b) Base Salary. The Company shall pay to Employee a base salary (the "BASE SALARY") at an annual rate of $250,000 during the period August 5, 1996 through August 4, 1997, and at an annual rate of $300,000 during the period August 5, 1997 through December 31, 1998. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company.

         (c) Bonus. Employee shall be entitled to bonus compensation as follows:

                 (i) During each calendar year of his employment (including the first partial calendar year) Employee shall be entitled to a bonus if he and/or the Company attains certain goals, described as Individual Performance Goals (relating to goals specifically for the Employee), Business Unit Performance Goals (relating to goals for the business unit for which Employee is responsible) and Company Performance Goals (relating to the Company's overall performance) (such goals shall be collectively referred to as the "GOALS"). Of Employee's target aggregate bonus for each year other than 1996, 20% shall be allocated to meeting Individual Performance Goals, 40% shall be allocated to meeting the Business Unit Performance Goal, and 40% shall be allocated to meeting the Company Performance Goal.

                (ii) The Individual Performance Goals, the Business Unit Performance Goal and the Company Performance Goal for the first partial calendar year during the term of Employee's employment (the calendar year ended December 31, 1996), and the amount and





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calculations of the bonus for such period, are set forth in Exhibit A to this
Agreement. The target aggregate bonus for meeting all Goals in calendar year 1996 shall be $75,000. Prior to the beginning of 1997 and 1998, Employee and a Responsible Officer shall meet to discuss the potential Individual Performance Goals, the Business Unit Performance Goal and the Company Performance Goal for such years. A Responsible Officer shall thereafter establish the Goals for Employee for such years, generally consistent with the overall policies and objectives of the Company and the manner of establishing goals for other executive officers of the Company (excluding the Chief Executive Officers). If Employee believes that one or all of the proposed Goals or bonus allocation is not appropriate, Employee may request that the Board review his proposed Goals and/or bonus allocation for such year. The Board will review such proposed Goals and either confirm or modify such Goals, as it, in its sole and absolute discretion, deems appropriate. The target aggregate bonus for meeting all Goals in calendar year 1997 shall be $100,000, and the target aggregate bonus for meeting all Goals in calendar year 1998 shall be $125,000. To the extent that one or more Goals are materially exceeded during any calendar year, Employee shall be eligible for consideration for an additional bonus, at the sole discretion of the Responsible Officer or the Board, up to a maximum additional bonus of $50,000 for calendar year 1997 and $125,000 for calendar year 1998.

               (iii) The bonus for any calendar year shall be paid no later than 90 days following the end of such calendar year.

         (d) Relocation Expenses. The Company agrees to pay all Relocation Expenses of Employee. Employee acknowledges that all other costs and expenses incurred in connection





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with the relocation of Employee and his family shall be his responsibility, and shall not be the responsibility of the Company. The Company agrees to that the extent Relocation Expenses would constitute taxable income for federal and/or state income tax purposes, and are not offset by corresponding deductions which may be taken by Employee, the Company will reimburse Employee for such additional tax liability. If Employee believes he is entitled to reimbursement for the additional tax liability, the Employee shall make written demand therefor in writing to the Company (the "DEMAND"). The Demand shall set forth in reasonable specificity the basis for the claim for reimbursement. The Company shall have the opportunity to review the Demand. If the Company does not agree with the Demand, and the Company and Employee cannot agree on the proper reimbursement, the matter shall be submitted to the Company's auditors, whose determination shall be final and binding on the parties. The Company shall have no obligation to reimburse Employee until the last to occur of: (i) ten days prior to the date Employee advises the Company that he intends to file his federal and state income returns for calendar year 1996; (ii) fifteen business days from the date the Demand is submitted to the Company; and (iii) the date of resolution of any dispute with respect to the amount to be reimbursed (provided, however, that the Company shall advance any amount which is not in dispute within the time periods covered by Sections (i) and (ii) above).

         (e) Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies for reimbursements for officers.





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         (f)     Automobile Allowance.  Employee shall be entitled to an
automobile allowance of $1,000 per month through July 1997 and $1,200 per month thereafter. The automobile allowance shall be paid in a manner consistent with the Company's practices and policies therefor.

         (g) Group Benefit Plans. Employee shall be eligible to participate in the Company's group health, dental, life, disability, retirement (including 401(k)) and pension benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.

         (h) Vacation. Employee shall be entitled to three weeks paid vacation each year during the term of this Agreement. Employee shall have the right to carryover unused vacation to the extent permitted by the Company's policies from time to time in effect.

         (i) Disability Benefits. In the event of any disability or illness of Employee, if Employee shall receive payments as a result of such disability or illness under any disability plan maintained by the Company, the Company shall be entitled to deduct the amount of such payments received from Base Salary payable to Employee during the period of such illness and/or disability.

         (j) Withholding. The Company may deduct from any compensation payable to Employee the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4. TERM OF EMPLOYMENT. Employee's employment pursuant to this Agreement shall





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commence on the Employment Commencement Date and shall terminate on the earliest to occur of the following:

         (a) upon 30 days' written notice from Employee to the Company at any time after the end of the Employment Term;

         (b)     upon the death of Employee;

         (c) upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of a Responsible Officer, unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

         (d) upon delivery to Employee of written notice of termination by the Company For Cause; or

         (e) upon delivery to Employee of written notice of termination by the Company without cause.

5.       SEVERANCE COMPENSATION.

         (a) If Employee's employment is terminated pursuant to Section 4(b) (death) or Section 4(c) (disability), Employee's Base Salary and other benefits shall cease as of the date of termination, and Employee shall be eligible for bonus compensation for the year in which his employment is terminated as follows: With respect to Business Unit Performance Goals and Company Performance Goals, the bonus shall be determined as if Employee's employment had not terminated during such calendar year, except that Employee's bonus shall equal the amount which the bonus would have been with respect to each such Goal multiplied by a fraction, the





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numerator of which is the number of days in such calendar year during which
Employee was employed by the Company and the denominator of which is the number of days in such calendar year. With respect to his Individual Performance Goals, Employee acknowledges that those are unique goals personal to Employee and that the determination of whether such Goals shall have been met shall be made as of the date of termination of employment. Such determination shall be made by a Responsible Officer within 60 days following termination of Employee's employment. If it is determined that his Individual Performance Goals were achieved, in whole or in part, to the extent necessary to achieve all or a portion of the bonus for Individual Performance Goals for such year, such payment shall be made promptly following such determination.

         (b) If Employee's employment is terminated pursuant to Section 4(a) (by Employee following end of Employment Term) or Section 4(d) (by the Company For Cause), Employee's Base Salary and other benefits shall cease as of the date of termination, and Employee shall not be entitled to any bonus for the calendar year during which his employment shall be terminated or at any time thereafter.

         (c)     (i) If Employee's employment is terminated pursuant to
Section 4(e) (by the Company other than For Cause) prior to the end of the Employment Term, Employee shall be: (A) entitled to continue to receive Base Salary in accordance with Section 3 of this Agreement through the end of the Employment Term, payable when and in the manner as if Employee's employment had not terminated; (B) entitled to receive benefits (other than vacation) under
Section 3 of this Agreement until the earlier of the date Employee accepts other employment or





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the end of the Employment Term; provided, however, that if insurance benefits do not commence for some grace period following commencement of Employee's new employment, the benefits under this Agreement shall continue until the earlier of the end of such grace period or 90 days from commencement of employment(and Employee agrees to promptly notify the Company of his acceptance of other employment); and (C) eligible for bonus compensation through the end of the calendar year in which his employment terminates. With respect to Business Unit Performance Goals and Company Performance Goals, the bonus shall be determined as if Employee's employment had not terminated (without proration). With respect to Individual Performance Goals, Employee acknowledges that those are unique goals personal to Employee and Employee shall be eligible for a bonus with respect such Goals only for the year in which his employment shall be terminated and then based upon whether those Goals shall have been met as of the date of termination of employment. Such determination shall be made by a Responsible Officer within 60 days following termination of Employee's employment. If it is determined that such Goals are achieved, in whole or in part, to the extent necessary to achieve all or a portion of the bonus for the Individual Performance Goals for such year, such payment shall be promptly made following such determination.

                 (ii) In addition, if Employee's employment is terminated by the Company without cause prior to 1998, Employee shall be eligible for a bonus of up to $125,000 for 1998, based 50% on Employee's former business unit meeting the Business Unit Performance Goal for such year and 50% on the Company meeting the Company Performance Goal for such year. The Company Performance Goal for such year shall be the performance goal for the Company





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established for executive officers generally in determining their eligibility for bonuses with respect to such year. If no such Company Performance Goal is established, the Company Performance Goal for 1998 with respect to this Agreement shall be the budgeted, pre-bonus pre-tax earnings of the Company for such year as set forth in the Company's business or operating plan for such year prepared in the ordinary course of business, exclusive of extraordinary transactions (such as acquisitions and mergers) and other matters which may have been excluded in determining the Company's achievement of Company Performance Goals for prior years. The Business Performance Unit Goal for 1998 shall be the budgeted, pre-bonus pre-tax earnings of Employee's former business unit which is used in computing the Company's Performance Goal for such year.

                 (iii) Any bonus to which Employee may be entitled for 1998 following termination of his employment by the Company without cause prior to 1998 shall be reduced on a dollar-for-dollar basis by Employee's Compensation Income for 1998 (such bonus, less such Compensation Income, shall be referred to as a "1998 PAYMENT"). Employee's "COMPENSATION INCOME" for 1998 shall be Employee's compensation income for such year, whether earned as an employee, consultant or otherwise, including, without limitation, salary, hourly wages, signing, performance and other bonuses, consulting fees, and stock and option grants (less any amounts Employee pays for such stock and/or options), and regardless of whether such amounts are received by Employee in 1998 or are deferred into future periods. If Employee believes he is entitled to the 1998 Payment, he must deliver to the Company no later than February 28, 1999, a declaration under penalty of perjury which certifies his Compensation Income for 1998. The





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Company shall make the 1998 Payment within 30 days of receipt of such notice.
If such notice is not delivered by February 28, 1998, Employee shall not be entitled to a 1998 Payment.

         (d) If Employee terminates his employment in breach of this Agreement prior to the end of the Employment Term, Employee shall as of the date of termination cease to be entitled to Base Salary, benefits or bonuses. In addition, the Company shall be entitled to seek any other available remedies pursuant to this Agreement or otherwise for such breach, and to offset against any amounts due Employee any damages suffered as a result of such breach.

         (e) In the event of termination of Employee's employment pursuant to Section 4(d) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination under Section 4(d). The foregoing shall not be construed to limit any cause of action, claim or other rights which the Company may have against Employee in connection with such acts or omissions.

         (f) Employee acknowledges that the Company has the right to terminate Employee's employment other than For Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

         (g) (i) If Employee's employment is terminated by the Company pursuant to





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Section 4(d) (by the Company For Cause) or by Employee in breach in this
Agreement on or prior to August 4, 1997, Employee shall reimburse the Company for the Signing Bonus and all Relocation Expenses paid by the Company, including any amounts paid to reimburse Employee for federal and/or state income taxes. Such reimbursement shall be made within 10 days following the termination of Employee's employment. The Company shall have the right to offset against any payments due from the Company to Employee all or any portion of such Signing Bonus and/or Relocation Expenses required to be reimbursed by Employee.

                 (ii) Notwithstanding the foregoing under Section 5(h)(i), if the Employee shall have terminated his employment following the date the Employee shall have given the Company notice of a Reasonable Complaint, which the Company has failed to cure within 30 days after the date of receipt of such notice, the Employee shall have no obligation to reimburse the Company for the Signing Bonus or Relocation Expenses. A "REASONABLE COMPLAINT" shall mean a development which is unforeseeable as of the date of this Agreement which materially and adversely affects Employee's ability to perform his services under this Agreement as a result of actions or inactions of a Responsible Officer or the Board, and is based on irreconcilable and unresolvable continuing differences of opinions between the Employee, on one hand, and the Board and/or Responsible Officer on the other hand, concerning the direction of the business unit for which Employee is responsible. It is understood that Reasonable Complaints do not relate to working hours, travel, or the economic terms of Employee's employment. Termination of employment by Employee for a Reasonable Complaint affects only Employee's obligation to reimburse the Company for the Signing Bonus or Relocation Expenses; and shall not be deemed





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to be a basis of termination by Employee not in breach of this Agreement, as such termination would continue to be in breach of this Agreement.

         (h) Employee acknowledges that in the event of termination of his employment for any reason, he shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section
5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6.       STOCK OPTIONS.

         (a) The Company has concurrently herewith granted to Employee an option to purchase 100,000 shares of the Common Stock of the Company under the Company's Employee Stock Option Plan (the "OPTION PLAN").

         (b) If Employee's Individual Performance Goals are met for calendar years 1997 and 1998, it is the present intention of the Company to grant to Employee an option(s) to purchase additional shares of Common Stock under the Option Plan. It shall be within the sole discretion of the Board whether such option(s) shall be granted and, if granted, the number of shares subject to such option(s) and the terms and conditions of such option(s).

7. EMPLOYMENT FOLLOWING EMPLOYMENT TERM. If Employee's employment continues following the Employment Term:

         (a) such employment shall continue to be "at will," and may be terminated either by the Employee upon 30 days written notice to the Company or by the Company at any time; and





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         (b)     except as otherwise agreed in writing, all of the provisions of this Agreement shall be applicable to such continued employment, other than:
(i) Employee's compensation, which shall be only the Base Salary, at the rate in effect at the end of the Employment Term, without any bonus compensation; and (ii) the provisions of Section 4 shall be superseded to the extent discussed in this paragraph.

8. COVENANT NOT TO SOLICIT. During the period from the date Employee's employment with the Company terminates through the second anniversary of such date, Employee will not directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to engage in any activity in which Employee is prohibited from engaging by Section 1(c) of this Agreement or to terminate his or her employment with any member of the Company Group; or (b) employ or offer employment to any person who was employed by any member of the Company Group during the time of Employee's employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (d) solicit business from any of the Company's customers.

9. CONFIDENTIALITY. Employee will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other Person, other than any member of the Company Group, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs,





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marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

10. SPECIFIC PERFORMANCE. Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 1(c), 8 or 9 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.      RESOLUTION OF DISPUTES.

         (a) Except as provided in subsection (c) below, any controversy or claim between or among the parties, relating to Employee's employment with the Company, including but not





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limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act
(Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction.

         (b) All decisions of the arbitrator shall be final, conclusive and binding on all parties and shall not be subject to judicial review. All costs of the arbitration shall be borne by the party which is not the Prevailing Party (as defined in Section 12(h) of this Agreement). If required, each party shall advance 50% of any costs of the arbitration required to be advanced, subject to the right of the non- Prevailing Party to reimbursement.

         (c) Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.





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12.      MISCELLANEOUS.

         (a) Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

         (i)     If to the Company, to:

                 Equity Marketing, Inc.
                 131 S. Rodeo Drive, Suite 300
                 Beverly Hills, California 90212-2428
                 Attn:  Vice President, Business Affairs





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         (ii)    If to Employee, to:

                 Al Ovadia
                 24346 Bridle Trail Road
                 Hidden Hills, California 91302

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         (b) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, including that certain letter dated July 24, 1996 between the Company and Employee, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement. Notwithstanding the foregoing, Employee acknowledges that the Company has relied on his resume and other documents which may have been provided by Employee, and oral statements regarding Employee's employment history, education and experience, in determining to enter into the Agreement, and material misrepresentations (or omissions) in connection with such documents may constitute the basis of termination For Cause, as contemplated by the definition of For Cause.





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
         (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         (d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

         (e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (g) Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

         (h) Attorneys' Fees. If any action, proceeding or arbitration is brought to enforce or interpret any provision of this Agreement, the Prevailing Party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The "PREVAILING PARTY" is the party who would have been entitled to recover its costs under the California Code of Civil Procedure had the action been maintained in the Superior Court of

California regardless of whether there is final judgment. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         (i) Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

         (j) Interpretation. Should any provision of this Agreement require interpretation, it is agreed that any court or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

         (k) Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

                                        Company:

                                        EQUITY MARKETING, INC.

                                           By: ______________________________

                                                   Its: _____________________

                                           EMPLOYEE:


                                           __________________________________
                                                   Al Ovadia

                                   EXHIBIT A

       INDIVIDUAL PERFORMANCE GOALS, BUSINESS UNIT PERFORMANCE GOALS AND
                           COMPANY PERFORMANCE GOALS
                                    FOR 1996

 I.      Individual Performance Goals

         A.      Target Amount:                                 $30,000
         B.      Description:



 II. Business Unit Performance Goals
         A.      Target Amount:                                 $30,000

         B.      Description:


 III. Company Performance Goals

         A.      Target Amount:                                 $15,000
         B.      Description:





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